Exhibit 10.9



                      John H. Harland Company

                 Supplemental Retirement Agreement


THIS AGREEMENT (the "Agreement"), dated as of January 14, 1999, between John H. Harland Company, a Georgia corporation (the "Corporation"), and Timothy C. Tuff (the "Employee").

WHEREAS, the Employee serves as President and Chief Executive Officer of the Corporation, and is in a position to contribute materially to the continued growth, development and future business of the Corporation; and

WHEREAS, the Corporation desires to provide supplemental retirement and life insurance benefits to the Employee, in accordance with the employment letter dated October 6, 1998;

NOW, THEREFORE, the Corporation and the Employee agree as follows:

A.   Supplemental Retirement Benefits.


(1) Normal Retirement Benefit: Upon retirement from the Corporation after attaining age 65, the Employee shall be eligible to receive from the Corporation an annual benefit of $186,288, payable in equal monthly installments of $15,524, for a period of 10 consecutive years.

 (2) Termination Prior to Age 65: In the event the Employee's employment with the Corporation terminates prior to age 65, for any reason other than his death or disability or early retirement pursuant to subparagraph (4) below, and provided that he has completed at least 60 months of continuous active service with the Corporation (including active service as referred to in the last sentence of subparagraph (5) below), his vested annual benefit at age 65 will be reduced according to the following vesting schedule:


          Date of Termination of Employment       Annual Benefit


          October 6, 2003 - December 31, 2004          $  36,725
          January 1 - December 31, 2005               44,709
          January 1 - December 31, 2006               53,225
          January 1 - December 31, 2007               62,274
          January 1 - December 31, 2008               93,144
          January 1 - December 31, 2009             108,047
          January 1 - December 31, 2010             128,539
          January 1, 2011 or thereafter             186,288

(3) Monthly installment payments to the Employee shall commence on the first day of the month following the later of the Employee's 65th birthday or his termination of employment with the Corporation.
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(4)  Early Retirement  Benefit:    If  Employee  retires  from  the
     Corporation after attaining age 62, but prior to age 65, he shall be entitled to receive, at his option, an annual benefit of $91,947, payable in equal monthly installments, for a period of 10 consecutive years commencing on the first day of the month following his early retirement.


 (5) Disability: In the event the Employee becomes disabled while in active service with the Corporation, as defined by the Corporation's long-term disability program, prior to age 65 and such disability continues until age 65, he shall commence receiving payment of his full normal retirement benefit at age 65, regardless of whether he has completed 60 months of continuous active service. If the Employee subsequently ceases to be disabled prior to age 65, he shall be deemed to have terminated service with the Corporation as of the date he ceased to be disabled, unless he resumes service with the Corporation within 30 days after such date. The Employee shall be deemed to be in active service for periods during which he is on permitted leave of absence not in excess of 2 years pursuant to a written agreement with the Corporation, and for temporary periods of disability, provided that he returns within 30 days after the termination of such temporary disability or permitted leave of absence.

(6) Death Prior to Age 65: In the event the Employee dies while in active service (including active service as referred to in the last sentence of subparagraph (5) above) or during the continuation of any disability, his designated beneficiary shall receive the supplemental retirement benefit payable under this agreement at the time of death commencing on the first day of the month following the Employee's death and continuing for a period of 10 years.

(7) Death Following Commencement of Benefit Payments: In the event the Employee dies following commencement of monthly retirement benefit payments under this Agreement, such payments shall continue in the same amount to his beneficiary for the remainder of the 10 years for which such retirement benefit payments were payable to the Employee.

(8) Notwithstanding the foregoing provisions of this Agreement, the Corporation, in the discretion of its Board of Directors, and with the concurrence of Employee or his designated representative or beneficiary, may prepay all or any part of the benefits under this Agreement. The present value of the future payments shall be determined by the Corporation. Any prepayment shall be in full satisfaction of the obligations hereunder to the recipient to the extent thereof.

(9) The Employee hereby designates the persons named on Exhibit A hereto as his Primary and Contingent Beneficiaries under this
     Agreement.    The  Employee  may  at  any  time  change   such
     designations upon  written notice  to  the Corporation.    Any
     change of Beneficiary or Contingent Beneficiary will be effective only upon written acknowledgment by the Corporation, a copy of which shall be promptly returned to the Employee after execution by the Corporation.
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(10) This Agreement is intended to be an unfunded plan of  deferred compensation maintained for the Employee. The obligation of the Corporation to make payments hereunder shall constitute a
     general  unsecured  obligation  of  the  Corporation  to   the
     Employee. Such payments shall be from the general assets of the Corporation, and the Corporation shall not be required to
     establish  or  maintain  any  special  or  separate  fund   or
     otherwise segregate assets to assure that such payments shall be made. Neither the Employee nor his estate shall have any interest in any particular asset of the Corporation by reason
     of   the  Corporation's   obligations  hereunder.      Nothing
     contained herein shall  create or be  construed as creating  a
     trust  or  any  other  fiduciary  relationship    between  the
     Corporation and  the Employee  or any  other person.   To  the
     extent that any person acquires a right to receive payments from the Corporation hereunder, such right shall be no greater than the right of an unsecured creditor of the Corporation.

(11) No portion of the vested retirement benefit of the Employee shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No portion of such vested retirement benefit in any manner shall be payable to any assignee, receiver or trustee; be liable for the Employee's debts, contracts or other liabilities; or be subject to any legal process.
































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B.   Supplemental Life Insurance Benefits.


(12) The Corporation agrees to obtain supplemental life insurance coverage for the Employee in the amount of $750,000 (the _Policy_). Until attaining age 66, the Employee's coverage amount shall be $750,000. Beginning with Employee's 66th birthday, such death benefit shall decrease by $75,000 each year until Employee attains the age of 75, at which time all coverage will terminate.

(13) Employee will cooperate in the securing of such Policy, and if he is for any reason unable to obtain insurance in the specified amount at standard rates or rates otherwise acceptable to the Corporation, the Corporation shall have no obligation to the Employee with respect to such insurance. Employee will have the right to approve the insurer and the Policy terms and conditions.

(14) The Corporation shall have no obligation of any nature whatsoever to Employee or his beneficiaries under the Policy, if the circumstances of the Employee's death preclude payment of death proceeds under the Policy.

(15) The Employee's beneficiaries under the Policy are set forth on Exhibit A. The Employee shall execute a beneficiary designation on the form approved by the Corporation and the Insurer.

(16) The Corporation shall be responsible for paying the annual premiums on the Policy to the Insurer. The amount of annual premium attributable to the Employee shall be equal to the "current term rate" for the Employee's age multiplied by the Employee's endorsed death benefit. This amount should be added to the Employee's annual W-2. "Current term rate" shall be defined as the lesser of (i) the Insurer's current published rate for annually renewable term insurance for standard risks or (ii) the rates specified in Revenue Rulings 64-328 and 66-110. The Corporation will reimburse Employee (on a fully-grossed up basis) to offset the tax expense associated with such imputed income.

(17) This Agreement shall terminate with respect to the Policy in the event of Employee's termination of employment with the Corporation prior to October 6, 2003, either voluntarily or involuntarily for any reason other than death or disability, as described in Section 18. Upon such termination, the Employee will have no further interest in the Policy.

(18) In the event the Employee becomes disabled, as defined by the Corporation's long-term disability program, and such disability continues until October 6, 2003, his rights under the Policy shall remain in effect until he attains age 75.

C.   General.


(19) If any individual entitled to receive any payment under this Agreement shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the
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     Corporation, upon the receipt of satisfactory evidence (i)  of his incapacity, (ii) that another person or institution is maintaining him, and (iii) that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution.
     Payment to such person or institution shall be in full satisfaction of all claims by or through the Employee to the extent of the amount thereof.

(20) A benefit shall be deemed forfeited if the Corporation is unable after a reasonable period of time to locate the Employee or any party claiming under or through him to whom payment is due; provided, however, that such benefit shall be reinstated if a valid claim is made by or on behalf of such person for the forfeited benefit.

(21) This Agreement shall be administered by the Board of Directors of the Corporation. The Board shall have the authority to amend, modify or terminate this Agreement at any time, with the consent of Employee, provided that any such amendment, modification or termination may not reduce the retirement benefit of the Employee or otherwise adversely impact his rights hereunder. No action to terminate, amend or modify this Agreement shall be taken except upon 30 days' prior written notice to the Employee. The Board may appoint other persons to assist it in performing its duties and responsibilities hereunder.

        (22) Nothing contained in this Agreement shall be construed as a contract of employment between the Corporation and the Employee, or as a right of the Employee to be continued in the employment of the Corporation, or as a limitation on the right of the Corporation to discharge the Employee at any time, with or without cause.

        (23) Any notice under this Agreement shall be in writing and shall be mailed by United States first class mail, postage prepaid, as follows:

                       To the Corporation:

                       John H. Harland Company
                       2939 Miller Road
                       Decatur, GA  30035
                       Attention:  Vice President, Human Resources

                       To the Employee:

                       Timothy C. Tuff
                       3406 Valley Circle
                       Atlanta, GA  30305

             Either party may change the address to which notices shall be mailed upon written notice.

        (24) This Agreement shall  be binding  upon the  Corporation and  its
             successors   and   assigns,   and   upon   the   Employee,   his
             beneficiaries, heirs, executors and administrators.

        (25) This Agreement shall be construed  and governed in all  respects

             under and by the laws of the State of Georgia. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

        Attest:                            John H. Harland Company


        ______________________________
             By:______________________________________


        Witness:                      Employee


        ______________________________
             ____________________________________________
                                      Timothy C. Tuff








































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